Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE July 20, 2018

ACME UNITED REPORTS SECOND QUARTER RESULTS;

REAFFIRMS GUIDANCE FOR 2018

FAIRFIELD, CT. – July 20, 2018 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the three months ended June 30, 2018 were $39.8 million, compared to $38.8 million in the same period of 2017, an increase of 2%. Net sales for the six months ended June 30, 2018 were $71.5 million, compared to $66.6 million in the same period in 2017, an increase of 7%.

Net income for the three months ended June 30, 2018 was $2.4 million, or $0.67 per diluted share, compared to $2.8 million, or $0.75 per diluted share, for the same period in 2017, decreases of 14% and 11%, respectively. Net income for the six months ended June 30, 2018 was $3.2 million, or $0.88 per diluted share, compared to $3.5 million, or $.94 per diluted share, in last year’s same period, decreases of 9% and 6%, respectively. The declines in net income for the three and six month periods resulted primarily from additions in sales and marketing personnel to accommodate our growth as well as higher interest rates on our variable rate credit facility.

Walter C. Johnsen, Chairman and CEO said, “We had record sales performances in many categories and areas of our company, including first aid and safety, Camillus and Cuda cutting products, DMT sharpening tools, Spill Magic absorbents, and our European business. Sales of Westcott back to school products were affected by an increasing proportion of online versus retail sales, which are expected to shift revenues from the second to the third quarter.”

“We  anticipate a higher proportion of our back-to-school sales for 2018 in the third quarter and, accordingly, are reaffirming the financial guidance we previously provided for the year of approximately $140 million in revenues, $5.7 million in net income, and $1.53 earnings per share. This compares to sales of $130.6 million, non-GAAP net income of $5.3 million and earnings per diluted share of $1.42 for 2017. As previously reported, the Company’s GAAP net income of $4.1 million for 2017 reflected a $1.2 million non-cash tax charge related to the U.S. Tax Cuts and Jobs Act.

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In the U.S. segment, net sales for the three months ended June 30, 2018 increased 2% compared to the same period in 2017. Sales of first aid and safety products were $15.0 million, an increase 7%. As noted above, our sales of Westcott school products were lower than the second quarter sales last year due to the timing of shipments. Net sales for the first six months of 2018 in the U.S. segment increased 7% compared to the same period in 2017. Sales of first aid and safety products increased 17% due to market share gains.

Net sales in Europe for the three months ended June 30, 2018 increased 14% in U.S. dollars and 5% in local currency compared to the same 2017 period. Net sales for the six months ended June 30, 2018 increased 19% in U.S. dollars and 7% in local currency compared to the first half of 2017. Net sales for both periods increased mainly due to new customers in the office products channel, growth in sales of DMT products, and strong e-commerce demand for these products.

Net sales in Canada for the three months ended June 30, 2018 decreased 1% in U.S. dollars and 5% in local currency compared to the same prior-year period. Net sales for the six months ended June 30, 2018 increased 3% in U.S. dollars and were constant in local currency compared to the same period in 2017.

Gross margin was 37% in the three months ended June 30, 2018, compared to 37% in the same period in 2017. Gross margin was 38% in the six months ended June 30, 2018, compared to 38% in the same period in 2017.

The Company’s bank debt less cash on June 30, 2018 was $46.0 million compared to $41.3 million on June 30, 2017. During the twelve-month period ended June 30, 2018, the Company purchased its manufacturing and distribution facility in Vancouver, WA for $4.0 million and distributed $1.5 million in dividends on its common stock.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, July 20, 2018, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 888-599-8686. International callers may dial 323-794-2551. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

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About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) uncertainties arising from the interpretation and application of the U.S. Tax Cuts and Jobs Act enacted in December 2017; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2018

(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2018	June 30, 2017

Net sales	$39,751	$38,849
Cost of goods sold	25,039	24,366
Gross profit	14,712	14,483
Selling, general, and administrative expenses	11,087	10,572
Operating Income	3,625	3,911
Interest expense, net	445	321
Other expense (income), net	74	(29)
Total other expense, net	519	292
Income before income tax expense	3,106	3,619
Income tax expense	670	773
Net income	$2,436	$2,846

Shares outstanding - Basic	3,374	3,353
Shares outstanding - Diluted	3,625	3,780

Earnings per share basic	$0.72	$0.85
Earnings per share diluted	0.67	0.75

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2018 (cont.)

(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2018	June 30, 2017

Net sales	$71,460	$66,595
Cost of goods sold	44,624	41,548
Gross profit	26,836	25,047
Selling, general, and administrative expenses	21,846	19,922
Operating Income	4,990	5,125
Interest expense, net	850	583
Other expense (income), net	61	(16)
Total other expense, net	911	567
Income before income tax expense	4,079	4,558
Income tax expense	879	1,052
Net income	$3,200	$3,506

Shares outstanding - Basic	3,374	3,342
Shares outstanding - Diluted	3,642	3,744

Earnings per share basic	$0.95	$1.05
Earnings per share diluted	0.88	0.94

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

SECOND QUARTER REPORT 2018

(Unaudited)

Amounts in 000's	June 30, 2018	June 30, 2017

Assets:
Current assets:
Cash and cash equivalents	$1,894	$5,674
Accounts receivable, less allowance	34,511	32,616
Inventories, net	42,510	35,638
Prepaid expenses and other current assets	2,524	2,417
Total current assets	81,439	76,345

Property, Plant and equipment, net	14,576	9,077
Intangible assets, less accumulated amortization	17,268	19,227
Goodwill	4,696	3,948
Other assets	599	765
Total assets	$118,578	$109,362

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$12,972	$7,498
Other accrued liabilities	4,640	5,215
Total current liabilities	17,612	12,713
Long term debt	44,318	46,956
Mortgage payable, net of current portion	3,578	—
Other non-current liabilities	846	345
Total liabilities	66,354	60,014
Total stockholders' equity	52,224	49,348
Total liabilities and stockholders' equity	$118,578	$109,362

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